Exhibit T

Executive Officers, Directors and Control Persons of the Reporting Persons

The following are each of the executive officers and directors or person holding equivalent positions of Weichai America Corp. and their principal occupation or employment and citizenship. Unless otherwise indicated, the principal business address of each of the individuals listed below is 3100 Golf Road, Rolling Meadows, IL, 60008.

Name	Principal Occupation	Citizenship
Board of Directors
Yang Xuesen	Chairman of the Board	PRC
Zhang Jiwen	Vice Chairman of the Board	PRC
Tan Zhichao	Director	PRC
Yu Fuzhang	Director	PRC

Executive Management
Zhang Jiwen	Chief Executive Officer	PRC
Yang Xuesen	Chief Operating Officer	PRC
Liu Jinguang (aka Jin Liu)	Chief Financial Officer	United States
Xu Taifa	Vice President	PRC
Philippe Guyony	Vice President	United States
Zhang Jiyong	Vice President / Secretary	PRC

The following are each of the executive officers and directors or person holding equivalent positions of Weichai Power Co., Ltd. and their respective principal occupation or employment and citizenship. Unless otherwise indicated, the principal business address of each of the individuals listed below is Section A 197, Fu Shou East Street, High Technology Industrial Development Zone, Weifang, Shandong Province, The People’s Republic of China, 261061.

Name	Principal Occupation	Citizenship
Board of Directors
Ma Changhai	Chairman of the Board	PRC
Wang Decheng	Executive Director	PRC
Huang Weibiao	Executive Director	PRC
Sun Shaojun	Executive Director	PRC
Yuan Hongming	Executive Director	PRC
Ma Xuyao	Executive Director	PRC
Zhang Liangfu	Non-Executive Director	PRC
Richard Robinson Smith	Non-Executive Director	Germany / United States
Michael Martin Macht	Non-Executive Director	Germany
Jiang Yan	Independent Director	PRC
Chi Deqiang	Independent Director	PRC
Zhao Fuquan	Independent Director	United States
Xu Bing	Independent Director	PRC
Tao Hua'an	Independent Director	PRC

Executive Management
Wang Decheng	General Manager	PRC
Wang Cuiping	Chief Financial Officer	PRC
Guo Shenggang	Deputy General Manager	PRC
Cheng Guangxu	Deputy General Manager	PRC
Zhi Baojing	Deputy General Manager	PRC
Ding Yingdong	Deputy General Manager	PRC
Wang Lingjin	Deputy General Manager	PRC
Wang Li	Secretary of the Board	PRC
Hu Yunyun	Company Secretary	PRC

The following are each of the executive officers and directors or person holding equivalent positions of Shandong Heavy Industry Group Co., Ltd. and their principal occupation or employment and citizenship. Unless otherwise indicated, the principal business address of each of the individuals listed below is #40-1 Yanzi Shan West Road, Jinan, Shandong, The People’s Republic of China, 250014.

Name	Principal Occupation	Citizenship
Board of Directors
Wang Zhijian	Director	PRC
Ye Jianjun	Director	PRC
Wang Yuejun	Employee Director	PRC
Yin Ke	External Director	PRC
Ding Huiping	External Director	PRC
Lu Yi	External Director	Singapore
Ning Xiangdong	External Director	PRC

Executive Management
Wang Zhijian	General Manager	PRC
Hu Haihua	Deputy General Manager	PRC
Zhang Gengsheng	Deputy General Manager	PRC
Ma Changhai	Deputy General Manager	PRC